Exhibit 99.1

GlobalSCAPE, Inc. Awarded 5-Star Rating in CRN’s 2015 Partner Program Guide

Annual guide recognizes the best channel partner programs in the market

SAN ANTONIO – March 23, 2015 – GlobalSCAPE, Inc., the secure information exchange company, announced today that it has been awarded a 5-Star rating in The Channel Company’s CRN 2015 Partner Program Guide. This annual directory is the definitive listing of technology vendors that service solution providers or provide products through the IT channel. The 5-Star Partner Program rating recognizes an elite subset of companies that offer solution providers the best partnering elements in their channel programs.

Globalscape Channel Partner Program
Globalscape continues to invest in channel activities that support the partner community with a program that enables partners with ongoing access to advanced technical solutions, and sales experience and expertise to identify future growth opportunities. Throughout 2015, Globalscape’s partners will see increases in technical training opportunities designed to enable them to better support customers; as well as a continued focus on a partner program that is designed to reward dedicated partners.

The Globalscape Partner Program offers:

•	Sales and Marketing support: demand generation, opportunity field sales, technical support and Marketing funds
•	Ability to register deals with tiered discount structures
•	Access to partner only portal
•	Technical Training

To determine the 2015 5-Star recipients, The Channel Company’s Research team assessed each vendor’s application based on investments in program offerings, partner profitability, partner training, education and support, marketing programs and resources, sales support and communication.

The 2015 Partner Program Guide will be featured in the April issue of CRN, and online www.CRN.com.

Supporting Quotes:
Matt Goulet, Senior Vice President of Sales and Marketing, Globalscape
“Globalscape recognizes the advantages of strong partnerships in delivering the best solutions to our customers and business partners. We have worked very hard to establish and maintain partnerships with VARs, system integrators and distributors that want to achieve visibility and gain valuable experience and expertise selling information exchange solutions. For our program to be recognized with the CRN 5-Star Rating it validates all aspects of our channel programs from sales, enablement, training and marketing.”

Chris Cleary, Senior Director of Channel Sales, Globalscape
“Having our partner program awarded with CRN’s 5-Star Rating is something we are incredibly proud of. Over the last year and a half we have worked hard to deliver a world-class channel program for all of Globalscape’s partners. Receiving this recognition is further proof that what we are doing is working, but we won’t just stop here. We will continue to improve our program and listen to our partners, evaluating and optimizing along the way.”

Robert Faletra, CEO, The Channel Company
“Solution providers have a lot of choices when it comes to selecting vendor partners. Identifying the right vendor, with the right technologies, and the right approach can make all the difference. Our annual Partner Program Guide and 5-Star rating recognizes the best channel programs available in the market today to help solution providers determine which vendors deliver the best partner elements for their individual business goals.”

About Globalscape
San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features the EFT platform, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best-in-class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments, and small businesses. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2013 calendar year, filed with the Securities and Exchange Commission on March 27, 2014.

About The Channel Company
The Channel Company, with established brands including CRN, XChange Events, IPED and SharedVue, is the channel community's trusted authority for growth and innovation, For more than three decades, we have leveraged our proven and leading-edge platforms to deliver prescriptive sales and marketing solutions for the technology channel. The Channel Company provides Communication, Recruitment, Engagement, Enablement, Demand Generation and Intelligence services to drive technology partnerships. Learn more at www.thechannelcompany.com.

PRESS CONTACTS
Contact: Christen Gentile, Globalscape
Phone Number: (210) 308-8267
Email: PR@globalscape.com

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